Exhibit 10.1(h)

Bershunda J. Burnett Vice President 918-588-6425 FAX: 918-295-0400 bburnett@bokf.com

December 31, 2009

Ms. Debra Roe
Chief Financial Officer
The Monarch Cement Company
449 1200 Street
Humboldt, KS 66748

RE:  Eighth Amendment to Agreement dated January 1, 2001 between The Monarch Cement Company ("Borrower") and Bank of Oklahoma, N.A. ("Lender") in the aggregate amount of $35,000,000 (the "Loan Agreement"), as amended by First Amendment dated December 31, 2002, Second Amendment dated December 31, 2003, Third Amendment dated December 31, 2004, Fourth Amendment dated January 1, 2006, Fifth Amendment dated December 31, 2006, Sixth Amendment dated December 31, 2007, and Seventh Amendment dated December 31, 2008.

Dear Debbie:

Bank of Oklahoma, N.A. ("Lender") is pleased to renew and modify the Loan Agreement subject to the terms of this letter agreement ("Eighth Amendment").  Subject to the terms of the Loan Agreement, as amended, and this Eighth Amendment, the Commitment will be:  1) a $17,825,569.45 Term Loan ("Term Loan") with a balance of $15,265,369.87 as of December 14, 2009 and 2) $15,000,000 Revolving Line of Credit ("Revolving Line") that is a renewal of the $15,000,000 Revolving Line subject to the terms of this letter amendment ("Eighth Amendment").

Section 2 of the Loan Agreement is hereby deleted and replaced with the following:

2.
The Revolving Line.  Lender agrees to loan Borrower up to $15,000,000 as Borrower may from time to time request as evidenced by a promissory note in the form attached as Exhibit B, maturing on December 31, 2010 (which together with any extensions, renewals and changes in form thereof, is hereinafter referred to as the "Line Note").  Advances under the Line Note shall be used for working capital and general corporate purposes, including issuance of letters of credit.

2.1	Provided there is no Event of Default, Borrower may advance, pay down, and re-advance funds on the Line Note.

2.2
Letters of Credit shall be issued pursuant to Lender's standard procedure, upon receipt by Lender of an application; provided that (a) no event of default has occurred and is continuing, and (b) the requested letter of credit will not expire after the maturity date of the Line Note.  Borrower shall pay all standard fees and costs charged by Lender in connection with the issuance of Letters of Credit.  Lender shall be reimbursed for drawings under the Letters of Credit either by Borrower or by an advance on the Line Note.

2.3	Borrower may repay the Revolving Line in whole or part at any time without penalty.

2.4
Interest shall accrue and be payable quarterly as set forth in the Line Note at a floating interest rate of BOKF National Prime less 0.50%.  Under no circumstances will the rate on the Revolving Line be less than 3.50%.  The outstanding principal balance plus accrued interest shall be payable at maturity date of December 31, 2010.

TERMS AND CONDITIONS:  Unless otherwise agreed to in writing by Lender:

1.
Financial Statements:  Borrower will provide annual audited financial statements within 120 days of the end of each fiscal year and quarterly unaudited financial statements within 60 days after the end of each quarter.  Along with quarterly financial statements, Borrower will provide Lender with its internally-prepared analysis of cash sources and uses for the four-quarter period then ended, in form and content to be determined by Borrower and Lender as mutually acceptable.

2.
Capital Budget:  Borrower will provide to Lender, prior to the beginning of Borrower's fiscal year and with quarterly updates thereafter, its capital spending budget in form and content determined by Borrower and Lender as mutually acceptable.  Upon reasonable request by Lender, Borrower will furnish copies of other information related to planned capital projects.

3.	Minimum Net Worth: Borrower's tangible net worth will be determined on the last day of any fiscal quarter commencing with the quarter ending 12/31/2009, as defined below:

a.	Tangible Net Worth: Borrower will maintain a minimum Tangible Net Worth (in accordance with generally accepted accounting principles) of $90,000,000.
b.
Adjusted Tangible Net Worth:  Borrow will maintain a minimum Adjusted Tangible Net Worth of $95,000,000.  Adjusted Tangible Net Worth is defined as Tangible Net Worth before Other Comprehensive Income.  For purposes of the Adjusted Tangible Net Worth calculation, Other Comprehensive Income will be the same as "Accumulated other comprehensive income (loss)" as presented in the audited financial statements of the Borrower.

4.	Sale or Merger: Borrower will not sell to, merge or consolidate with any person or entity or permit any such merger or consolidation with the Borrower, except for:

a.	mergers between Borrower and any of its subsidiaries or between any of its subsidiaries, and
b.	mergers in which Borrower is the surviving entity.

5.
Creation or Existence of Liens:  Borrower will not create or permit to exist any mortgage, pledge, lien or other encumbrance on any of its property, personal or real, tangible or intangible, other than purchase money liens up to $1,000,000 in the aggregate related to the acquisition of assets of Borrower in the ordinary course of business.

6.	Limitation on Indebtedness: No limitation, other than Borrower will not create, assume or incur:

a.	Secured debt in the aggregate in excess of $1,000,000; and
b.	Unsecured debt (other than the Commitment herein) in the aggregate in excess of $2,000,000.

7.
Change in Ownership:  Borrower will not permit the sale or transfer of capital stock that results in a change in control of Borrower.  A change in control (as defined in Borrower's proxy statement) is any merger, consolidation or disposition of all or substantially all of the assets of Borrower or any acquisition by any person or group of persons acting in concert who after such acquisition would own more than 30% of the Borrower's outstanding voting stock.

8.
Reimbursement of Expenses:  Borrower will pay all reasonable and customary out-of-pocket expenses incurred as part of the Loan Agreement, including but not limited to reasonable attorney's fees; however, there will be no costs to Borrower for preparation of this Eighth Amendment, absent material modifications or extended negotiations.

9.
General Terms:  Borrower agrees to maintain its properties, maintain insurance in amounts and against risks customary for Borrower's business, maintain all licenses and permits necessary to conduct Borrower's business, comply with laws including but not limited to environmental laws and maintain its corporate existence in good standing.

EVENTS OF DEFAULT:  Borrower shall be in default under this Agreement upon the occurrence of any one or more of the following events or conditions, herein called "Default":

1.	Any payment required under any Note or obligation of Borrower to Lender is not made within ten days of the due date.

2.
Borrower fails to perform or comply with any covenant, obligation, warranty or provision in this Agreement or in any note or obligation of Borrower to Lender, and such default continues uncured for thirty days or more from date of occurrence.

3.	Any warranty, representation, financial information or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in any material respect when made or furnished.

4.	The condemnation, seizure or appropriation of substantially all, or such as in Lender's reasonable opinion constitutes a material portion of the assets of the Borrower.

5.
The rendering against Borrower of one or more final judgments, decrees or orders for payment not covered by insurance, and the continuance of such judgment or order unsatisfied and in effect for any period of thirty consecutive days without a stay of execution.

6.	Dissolution or termination of existence of Borrower.

7.
Appointment of a receiver over any part of the property of Borrower, the assignment of property of Borrower for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower.

Upon the occurrence or the existence of a Default, Lender may, at its option and without notice or demand to Borrower, immediately declare due and payable all liabilities and obligations of Borrower to Lender and exercise all rights and remedies possessed by Lender.

GENERAL PROVISIONS:

Unless otherwise specified herein, all terms and conditions, representations, and warranties of Borrower in the Loan Agreement remain in full force and effect.  In addition to the terms of the Loan Agreement, as modified by this Eighth Amendment, Borrower consents to the provisions of the Term Note and the Line Note; provided however, that to the extent any conflict exists between the Loan Agreement and the Notes, then the Loan Agreement shall be controlling.

LENDER:	BORROWER:

Bank of Oklahoma, N.A.	The Monarch Cement Company

By: /s/ Bershunda J. Burnett	By: /s/ Walter H. Wulf, Jr.
Bershunda J. Burnett	Walter H. Wulf, Jr.
Vice President	President

PROMISSORY NOTE

Principal $15,000,000.00	Loan Date 12-31-2009	Maturity 12-31-2010	Loan No 52969000002	Call / Coll 4AO / 001	Account	Officer 841	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	The Monarch Cement Company (TIN:	Lender:	Bank of Oklahoma, N.A.
	48-0340590)		P.O. Box 2300
	449 1200 Street		Tulsa, OK 74102
Humboldt, KS 66748-1000

PRINCIPAL AMOUNT: $15,000,000.00	Date of Note: December 31, 2009

PROMISE TO PAY. The Monarch Cement Company ("Borrower") promises to pay to Bank of Oklahoma, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Fifteen Million & 00/100 Dollars ($15,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.
PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on December 31, 2010. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning March 31, 2010, with all subsequent interest payments to be due on the same day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.
VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation ("BOKF") from time to time (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute Index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 4.000% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 0.500 percentage points under the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 3.500% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this Note be less than 3.500% per annum or more than the maximum rate allowed by applicable law.
INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis: that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Bank of Oklahoma, N.A., P.O. Box 248818 Oklahoma City, OK 73124-8818.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased to 18.000% per annum based on a year of 360 days. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:
Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower falls to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower, subject to the change in ownership provision of the December 31, 2009 Agreement as amended.

Adverse Change. A material adverse change occurs in Borrower's financial condition.
LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including without limitation all attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Oklahoma without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Oklahoma.
CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Tulsa County, State of Oklahoma.

PROMISSORY NOTE
Loan No: 52969000002	(Continued)	Page 2

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $23.00 if Borrower makes a payment on Borrower's loan and the check or other payment order including any preauthorized charge with which Borrower pays is later dishonored.
RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.
PAYMENTS. PAYMENTS SHOULD BE REMITTED TO: Bank of Oklahoma, P.O. Box 248818, Oklahoma City, OK 73124-8818.
RENEWAL STATEMENT. This Promissory Note is an extension, renewal and/or modification of the Promissory Note dated December 31, 2008 in the principal amount of $15,000.000.00 from the Borrower to Lender and is not a novation and shall be deemed effective as of the date set forth as the date such Promissory Note would have matured if not otherwise renewed or extended hereby.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any part or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD All THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

THE MONARCH CEMENT COMPANY
By: /s/ Walter H. Wulf, Jr.
      Walter H. Wulf, Jr., President of The Monarch
      Cement Company